UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2014

Commission File Number: 000-52752

SILVER STREAM MINING CORP.
(Exact name of registrant as specified in charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

98-0439650
(IRS Employer Identification Number)

9550 South Eastern Avenue

Suite 253, Las Vegas, NV 89123

(Address of principal executive offices)

(702) 818-1775
(Registrant’s telephone number including area code)

Suite 1120, 470 Granville Street

Vancouver, British Columbia

V6C 1V5 Canada
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

As further discussed under Item 5.02 below, effective January 17, 2014 (i) Robert Bell resigned as President, Chief Executive Officer and a Director of our company, (ii) Richard Novis resigned as Secretary and a Director of our company and (iii) Barry Price resigned as a Director of our company. Effective the same day, we appointed (i) Terrence Byberg as President, Chief Executive Officer and a Director of our company to fill the vacancy created by the resignation of Robert Bell, (ii) Robert Michael Robb as a Director of our company to fill the vacancy created by the resignation of Richard Novis and (iii) Donald Bossert, currently our Chief Executive Officer, as Secretary of our company in place of Richard Novis.

In connection with the resignations of Mr. Bell, Mr. Novis and Mr. Price, we entered into customary indemnity agreements pursuant to which we agreed to indemnify each of them against certain expenses and liabilities actually and reasonably incurred by them or on their behalf in connection with any claims that may arise as a result of actions undertaken by them while serving as directors and officers of our company.

In connection with the appointments of Mr. Byberg and Mr. Robb as our directors and officers, we entered into substantially similar indemnity agreements with each of them indemnifying them against similar liabilities. Further, we entered into substantially similar indemnity agreements with Donald Bossert and Robert Morrison, who currently act as our directors, also indemnifying them against similar liabilities, and we propose to enter into substantially similar indemnity agreements with other persons going forward that agree to act as our directors or officers.

A copy of the form of the indemnity agreement referred to above is attached as an exhibit hereto.

Item  5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensators Arrangements of Certain Officers

Effective January 17, 2014 (i) Robert Bell resigned as President, Chief Executive Officer and a Director of our company, (ii) Richard Novis resigned as Secretary and a Director of our company and (iii) Barry Price resigned as a Director of our company. Effective the same day, we appointed (i) Terrence Byberg as President, Chief Executive Officer and a Director of our company to fill the vacancy created by the resignation of Robert Bell, (ii) Robert Michael Robb as a Director of our company to fill the vacancy created by the resignation of Richard Novis and (iii) Donald Bossert, currently our Chief Executive Officer, as Secretary of our company, in place of Richard Novis. There were no disagreements between the company and any of Mr. Bell, Mr. Novis or Mr. Price in connection with their respective resignations.

The following sets forth a brief description of the business experience of Mr. Byberg and Mr. Robb:

Terrence Byberg has 42 years of international mining experience in Canada, USA, Mexico, Greece, Australia and the Philippines, with extensive public company experience in the areas of management, production and operations. He was a Founder and Vice President of Mining for Chieftain Metals, Inc. from 2009 to 2012 where he helped facilitate the negotiation and acquisition of the Tulsequa Chief Mine. He was a

Founder, President and CEO of Silver Eagle Mines, Inc. from 2003 to 2009 where he optioned a past-producing mine property in Mexico and raised in excess of $50M. Mr. Byberg served as President and Chief Operating Officer of Philippine Gold from 1997 to 1999 where he controlled the various stages of exploration, feasibility and permitting for eight separate properties throughout the Philippines. He was General Manager for Exall Resources from 1996 to 1997 where he commenced operations from ground zero and achieved a production rate of 600 tonnes per day of gold ore. Since 2012, and at various points in his career, Mr. Byberg has served as an Independent Mining Consultant providing management and mining services to firms worldwide. Mr. Byberg began his career, in 1972, with the Dome Group in Red Lake working as a Surveyor and Ventilation Engineer, Miner, Shift Boss, Training and Safety Superintendent and Production Superintendent. Mr Byberg is a Graduate of Halleybury School of Mines.

R M (Mike) Robb, P E. has 46 years international mining experience, with extensive experience in the areas of management, design, construction and operations. He was VP of Development for Silver Standard Resource from 2005 to 2007 where his responsibilities included the design and construction of the Minas Parquitas mine in Argentina. He was VP of Mina Magestral (Queenstake) from 2001 to 2003 where he was responsible for the construction and initial operation of the company’s first producing mine and served as Director of Operations (Mexico) for Eldorado Gold from 1995 to 1997 where he directed the doubling of gold production at the La Colorado mine and the opening of a new mine. Since 2007, Mr. Robb has been an Independent Consulting Engineer providing management and mining engineering services to firms worldwide. He is a Member of the PE Exam Committee of the Society of Mining Engineers, author of nine technical papers, and co-author of one patent and one reference book. Mr. Robb is a Retired Colonel USMC Reserve, a Viet Nam veteran and a Graduate of the University of Idaho.

We entered into a consulting agreement with each of Mr. Byberg and Mr. Robb on September 5, 2013 pursuant to which each of them agreed to provide certain consulting services to us, including identifying and evaluating potential acquisition targets on our behalf. See our Form 8-K filed with the U.S. Securities and Exchange Commission on September 12, 2013 for more information.

Other than as described herein, there are no related party transactions between our company and Mr. Byberg, Mr. Bossert or Mr. Robb, nor are there any family relationships between our directors or officers and Mr. Byberg, Mr. Bossert or Mr. Robb.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

Description

10.1

Form of Indemnity Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2014	SILVER STREAM MINING CORP.

	By:	/s/ Don Bossert
Don Bossert
Chief Financial Officer